Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Immune Pharmaceuticals, Inc. on Form S-8 (Nos. 333-198521, 333-156438, 333-151150, 333-130865, 333-130861 and 333-130860) and Form S-3 (Nos. 333-198309 and 333-198647) of our report dated April 15, 2015, on our audit of the consolidated financial statements as of December 31, 2014 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 30, 2016.

/s/ EisnerAmper LLP

Iselin, New Jersey

March 30, 2016